Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of El Paso Pipeline Partners, L.P. for the registration of Common Units Representing Limited Partner Interests and Debt Securities and to the incorporation by reference therein of the following reports:
i)	Our report dated March 4, 2008, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission,

ii)	Our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of Colorado Interstate Gas Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and incorporated by reference in El Paso Pipeline Partners, L.P.’s Current Report on Form 8-K/A dated December 12, 2008, filed with the Securities and Exchange Commission, and

iii)	Our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of Southern Natural Gas Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and incorporated by reference in El Paso Pipeline Partners, L.P.’s Current Report on Form 8-K/A dated December 12, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
January 26, 2009